Exhibit 7

AM&R

IA Policies and Procedures Manual

Proxy Voting

Policy

AM&R, as a matter of policy and as a fiduciary to our clients, has responsibility for voting proxies for portfolio securities consistent with the best economic interests of the clients. Our firm maintains written policies and procedures as to the handling, research, voting and reporting of proxy voting and makes appropriate disclosures about our firm’s proxy policies and practices. Our policy and practice include the responsibility to monitor corporate actions, receive and vote client proxies and disclose any potential conflicts of interest as well as maintaining relevant and required records of such. Additionally, certain information will be made available to clients regarding the voting of proxies for their portfolio securities.

Background

Proxy voting is an important right of shareholders and reasonable care and diligence must be undertaken to ensure that such rights are properly and timely exercised.

Investment advisers registered with the SEC, and which exercise voting authority with respect to client securities, are required by Rule 206(4)-6 of the Advisers Act to:

(a)     adopt and implement written policies and procedures that are reasonably designed to ensure that client securities are voted in the best interests of clients, which must include how an adviser addresses material conflicts that may arise between an adviser’s interests and those of its clients;

(b)    to disclose to clients how they may obtain information from the adviser with respect to the voting of proxies for their securities;

(c)     to describe to clients a summary of its proxy voting policies and procedures and, upon request, furnish a copy to its clients; and

(d)    maintain certain records relating to the adviser’s proxy voting activities when the adviser does have proxy voting authority.

Responsibility

Sheldon R. Flamm has the responsibility for the implementation and monitoring of our proxy voting policy, practices, disclosures and record keeping, including outlining our voting guidelines in our procedures.

AM&R

IA Policies and Procedures Manual

Procedure

AM&R has adopted procedures to implement the firm’s policy and reviews such procedures in an effort to monitor and ensure the firm’s policy is observed, implemented properly and amended or updated, as appropriate, which include the following:

Voting Procedures

•             All employees will forward any proxy materials received on behalf of clients to the Chief Compliance Officer;

•             The Chief Compliance Officer will determine which client accounts hold the security to which the proxy relates;

•             Absent material conflicts, the portfolio manager will determine how AM&R should vote the proxy in accordance with applicable voting guidelines, complete the proxy and vote the proxy in a timely and appropriate manner.

Disclosure

AM&R will provide conspicuously displayed information in its Disclosure Document summarizing this proxy voting policy and procedures, including a statement that clients may request information regarding how AM&R voted a client’s proxies, and that clients may request a copy of these policies and procedures.

The Chief Compliance Officer will also send a copy of this summary to all existing clients who have previously received AM&R’s Disclosure Document; or the Chief Compliance Officer may send each client the amended Disclosure Document. Either mailing shall highlight the inclusion of information regarding proxy voting.

Client Requests for Information

All client requests for information regarding proxy votes, or policies and procedures, received by any employee should be forwarded to the Chief Compliance Officer.

In response to any request, the Chief Compliance Officer will prepare a written response to the client with the information requested, and as applicable, will include the name of the issuer, the proposal voted upon, and how AM&R voted the client’s proxy with respect to each proposal about which the client inquired.

AM&R

IA Policies and Procedures Manual

Voting Guidelines

In the absence of specific voting guidelines from the client, AM&R will vote proxies in the best interests of each particular client. AM&R’s policy is to vote all proxies from a specific issuer the same way for each client absent qualifying restrictions from a client. Clients are permitted to place reasonable restrictions on AM&R’s voting authority in the same manner that they may place such restrictions on the actual selection of account securities.

AM&R will generally vote in favor of routine corporate housekeeping proposals, such as the election of directors and selection of auditors absent conflicts of interest raised by an auditor’s non-audit services.

AM&R will generally vote against proposals that cause board members to become entrenched or cause unequal voting rights.

In reviewing proposals, AM&R will further consider the opinion of management, the effect on management, the effect on shareholder value and the issuer’s business practices.

Conflicts of Interest

AM&R will identify any conflicts that exist between the interests of the adviser and the client by reviewing the relationship of AM&R with the issuer of each security to determine if AM&R or any of its employees has any financial, business or personal relationship with the issuer.

If a material conflict of interest exists, the Chief Compliance Officer will determine whether it is appropriate to disclose the conflict to the affected clients, in order to give the clients an opportunity to vote the proxies themselves or to address the voting issue through other objective means such as voting in a manner consistent with a predetermined voting policy or by receiving an independent third party voting recommendation.

AM&R will maintain a record of the voting resolution of any conflict of interest.

Recordkeeping

The Chief Compliance Officer shall retain the following proxy records in accordance with the SEC’s five-year retention requirement:

•             These policies and procedures and any amendments;

•             Each proxy statement that AM&R receives;

•             A record of each vote that AM&R casts;

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IA Policies and Procedures Manual

•             Any document AM&R has created that is material to making a decision on how to vote a proxy, or that memorializes that decision, such as the inclusion of periodic reports to the General Manager;

•             A copy of each written request from a client for information on how AM&R voted such client’s proxies and a copy of any written response.